EXHIBIT 99.1

EDAC Technologies to Consolidate Several Manufacturing

Operations in Newly Acquired Facility

Relocation will Enhance Efficiency, Provide Capacity for Growth

FARMINGTON, Conn., February 17, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, announced today that it has entered into an agreement to purchase a 181,000 square foot manufacturing facility in Plainville, Conn., in a move to consolidate operations currently housed in four separate locations. The 15-acre site, located four miles from most of EDAC’s current facilities, formerly housed part of GE Industrial Solutions, a business unit of General Electric Company.

Dominick A. Pagano, EDAC’s President and Chief Executive Officer, commented: “The Plainville facility will give us a larger, more flexible and more cost-efficient platform for growth. It will relieve current capacity constraints and allow us to add state-of-the-art manufacturing equipment to support both our record backlog and future opportunities with our leading aerospace and industrial customers. In addition to deriving benefits from consolidating our plants, we will be able to further deploy lean processes, cellular manufacturing, and an integrated “center of excellence” approach to design and production, all of which will improve our efficiency. The combination of expanded production capacity and greater cost effectiveness is essential to our plan to drive further profitable growth.”

EDAC plans to relocate to the Plainville site its four facilities located in Farmington, Conn., which include several aerospace product lines as well as its APEX Machine Tool and EDAC Machinery product lines. The closing of the purchase is subject to typical closing contingencies and is expected to occur in April 2012. Relocation is expected to take place over the next 18 months. EDAC’s rotating engine components product line will continue to be based in Newington, Conn., and will not be affected by the relocation.

The purchase price $2.65 million for the Plainville facility is expected to be financed by a mortgage loan on the property. In addition, EDAC plans to increase capital expenditures by approximately $3.8 million to fund improvements to the property. The Company expects to recoup most of the purchase price from the net proceeds of the eventual sale of the current Farmington properties. EDAC also noted that it is in discussions with Connecticut government agencies regarding the availability of financial incentives related to its proposed relocation and expansion.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as

“plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186

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